Exhibit 10.9

EnergySolutions, Inc.

BOARD OF DIRECTORS

SUMMARY OF COMPENSATION TERMS

FOR

                                                       (“DIRECTOR”)

The following sets forth the terms of the compensation agreement between the Director and EnergySolutions, Inc. (the “Company”).

Job Title/ Responsibilities:	Director shall be a Director on the Company’s the Board of Directors (the “Board”). Director shall have such responsibilities as are customary for such a position.

Term:

Director’s initial term shall continue until the next annual meeting of stockholders of the Company (a “Term”). Director may, if nominated by the Nominating and Corporate Governance Committee and approved by the Board, stand for reelection.

Cash Retainer:

Director’s annual cash retainer (the “Cash Retainer”) shall be $55,000, which shall constitute full compensation for six Board meetings per calendar year. For additional Board meetings, Director will be paid $1,250 per meeting.

Chairman Fee:	Director’s annual Chairman of the Board Fee (the “Chairman Fee”) shall be $72,000.

Chair Fee:	Director’s annual chair fee for each committee chaired by Director (the “Chair Fee”) shall be $10,000. This includes the Lead Independent Director and the EnergySolutions Foundation Board Chair.

Committee Meeting Defined

Committee meeting duration must be at least 30 minutes to constitute a meeting for the purpose of payment of the meeting fee. At the conclusion of each session, the Committee members must validate whether the time spent qualifies as a Committee meeting.

Committee Meeting Fee:

Director’s fee per Committee meeting attended of which Director is a member (the “Committee Meeting Fee”) shall be $1,250. The EnergySolutions Foundation Board is excluded from the Committee Meeting Fee.

Payment of Fees

One-fourth of the Cash Retainer, the Chairman Fee and the Chair Fee shall be paid at the beginning of each calendar quarter. Committee Meeting Fees shall be paid following the meeting for which they are earned.

Equity Compensation:

Director shall be granted an award under the Company’s stock incentive plan of shares of the Company’s common stock (a “Share Award”) upon election of the Director at the Company’s annual meeting of stockholders.. The number of shares in each Share Award shall be determined by dividing $75,000 by the average closing price of the Company’s common stock during the 30 trading days preceding the date on which the Share Award is granted (the “Grant Date”), rounded to the nearest whole share (with .5 or above rounding up). Shares of “restricted stock” issued pursuant to the previous Board Compensation Term Sheet will vest as outlined in such term sheet.

Expenses Reimbursement:	Company shall reimburse Director for all reasonable out-of-pocket expenses incurred in association with Company’s meetings.

Transoceanic Travel	Company shall pay Director an additional $2,000 fee if Director is required to travel across an ocean to attend Board meetings.

Minimum Ownership:

So long as Director serves on the Board, Director shall continue to retain the ownership of, and shall not sell, assign, transfer or pledge any of the shares included in any Share Award (or restricted share award) granted to Director prior to the second anniversary of Director’s service on the Board . Certificates representing such shares will bear a restrictive legend referring to this contractual ownership restriction.

Termination/ Amendment:	With approval of the Board, this Summary of Compensation Terms may be terminated or amended at any time, or from time to time, by the Company by written notice to Director.

Agreed to this          day of                           , 2012.

ENERGYSOLUTIONS, INC.

By
David G. Angerbauer, Corporate Secretary

DIRECTOR

By